Exhibit 99.1
FOR IMMEDIATE RELEASE
November 6, 2014
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2014
•Revenues for the year increased 8% to a record $48.8 billion.
•Net income for the year increased 22% to a record $7.5 billion.
•EPS for the year increased 26% to a record $4.26 compared to $3.38 in the prior year.
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended September 27, 2014. Diluted earnings per share (EPS) for the fourth quarter increased 12% to $0.86 from $0.77 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 16% to $0.89 from $0.77 in the prior-year quarter. Diluted EPS for the year increased 26% to $4.26 from $3.38 in the prior year. Excluding certain items affecting comparability(1), EPS for the year increased 27% to $4.32 from $3.39 in the prior year.
“Our results for Fiscal 2014 were the highest in the Company’s history, marking our fourth consecutive year of record performance,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “We’re obviously very pleased with this achievement and believe it reflects the extraordinary quality of our content and our unique ability to leverage success across the Company to create significant value, as well as our focus on embracing and adapting to emerging consumer trends and technology.”
The following table summarizes the fourth quarter and full year results for fiscal 2014 and 2013 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	Sept. 27, 2014	Sept. 28, 2013	Change	Sept. 27, 2014	Sept. 28, 2013	Change
Revenues	$12,389	$11,568	7%	$48,813	$45,041	8%
Segment operating income(2)	$2,775	$2,484	12%	$13,005	$10,724	21%
Net income(3)	$1,499	$1,394	8%	$7,501	$6,136	22%
Diluted EPS(3)	$0.86	$0.77	12%	$4.26	$3.38	26%
Cash provided by operations	$3,105	$2,735	14%	$9,780	$9,452	3%
Free cash flow(2)	$2,042	$1,748	17%	$6,469	$6,656	(3)%

(1)	See reconciliation of reported EPS to EPS excluding certain items affecting comparability on page 8.

(2)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(3)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

DISCUSSION OF FULL YEAR CONSOLIDATED RESULTS
For the year, the increase in diluted EPS was due to improved performance at all of our operating segments, a decrease in the weighted average shares outstanding as a result of our share repurchase program and higher investment gains.
Segment results were led by our Studio where operating income more than doubled, reflecting strong home entertainment and theatrical performance of Frozen. Operating income growth at Media Networks was driven by higher Cable and Broadcasting affiliate fees, increased advertising revenue at ESPN and growth at the A&E Television Networks, partially offset by an increase in programming and production costs at ESPN and the ABC Television Network. At our Parks and Resorts segment, growth was due to higher average guest spending, attendance and occupancy at the domestic businesses, partially offset by higher costs driven by the continued roll-out of MyMagic+. Consumer Products segment operating income grew due to higher merchandise licensing revenue, resulting from the strength of Frozen and Disney Channel properties, and higher sales at our retail business. Interactive growth was driven by the success of the Disney Infinity console games and the mobile games, Tsum Tsum and Frozen Free Fall.

SEGMENT RESULTS
The following table summarizes the full year and fourth quarter segment operating results for fiscal 2014 and 2013 (in millions):

	Quarter Ended			Year Ended
	Sept. 27, 2014	Sept. 28, 2013	Change	Sept. 27, 2014	Sept. 28, 2013	Change
Revenues:
Media Networks	$5,217	$4,946	5%	$21,152	$20,356	4%
Parks and Resorts	3,960	3,716	7%	15,099	14,087	7%
Studio Entertainment	1,778	1,506	18%	7,278	5,979	22%
Consumer Products	1,072	1,004	7%	3,985	3,555	12%
Interactive	362	396	(9)%	1,299	1,064	22%
	$12,389	$11,568	7%	$48,813	$45,041	8%
Segment operating income (loss):
Media Networks	$1,437	$1,442	—%	$7,321	$6,818	7%
Parks and Resorts	687	571	20%	2,663	2,220	20%
Studio Entertainment	254	108	>100%	1,549	661	>100%
Consumer Products	379	347	9%	1,356	1,112	22%
Interactive	18	16	13%	116	(87)	nm
	$2,775	$2,484	12%	$13,005	$10,724	21%

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS

Media Networks
Media Networks revenues for the quarter increased 5% to $5.2 billion, and segment operating income was essentially flat at $1.4 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Sept. 27, 2014	Sept. 28, 2013	Change	Sept. 27, 2014	Sept. 28, 2013	Change
Revenues:
Cable Networks	$3,776	$3,573	6%	$15,110	$14,453	5%
Broadcasting	1,441	1,373	5%	6,042	5,903	2%
	$5,217	$4,946	5%	$21,152	$20,356	4%
Segment operating income:
Cable Networks	$1,274	$1,284	(1)%	$6,467	$6,047	7%
Broadcasting	163	158	3%	854	771	11%
	$1,437	$1,442	—%	$7,321	$6,818	7%
Cable Networks
Operating income at Cable Networks decreased $10 million to $1.3 billion for the quarter. Lower operating income was driven by a decrease at ESPN and the international Disney Channels, partially offset by an increase at the domestic Disney Channels.
The decrease at ESPN was due to higher programming costs, partially offset by higher affiliate and advertising revenue. The increase in programming costs was driven by contractual rate increases for Major League Baseball, NFL and college football rights, the airing of World Cup soccer and new college football rights. Higher affiliate revenue reflected increased contractual rates and subscribers, taking into account subscribers for the new SEC Network, while the increase in advertising revenue was due to increased units delivered and higher rates, partially offset by lower ratings.
The decrease at the international Disney Channels was driven by higher marketing and programming costs, partially offset by higher affiliate revenue driven by subscriber growth. The increase in programming costs was driven by a new channel in Germany, which was launched in January 2014.
Growth at the domestic Disney Channels was due to lower marketing and programming costs and higher affiliate revenue driven by contractual rate increases. Lower marketing costs reflected decreased affiliate marketing support including the absence of prior-year costs to launch the Watch Disney Channel apps. The decrease in programming costs reflected higher pilot write-offs in the prior-year quarter.

Broadcasting
Operating income at Broadcasting increased $5 million to $163 million for the quarter. The increase in operating income was due to affiliate revenue growth and higher income from program sales, partially offset by higher primetime programming costs and lower advertising revenue. Higher affiliate revenues were driven by contractual rate increases and new contractual provisions. Increased operating income from program sales was due to current year sales of Shark Tank, America's Funniest Home Videos, My Wife and Kids, and lower costs due to the cancellation of Katie, partially offset by higher sales of Home Improvement and Grey's Anatomy in the prior-year quarter. The increase in primetime programming costs was driven by higher programming write-offs and higher cost programming including a contractual rate increase for Modern Family. Lower advertising revenue was due to fewer units sold at the ABC Television Network.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 7% to $4.0 billion, and segment operating income increased 20% to $687 million. Operating income growth for the quarter was due to an increase at our domestic operations, partially offset by a decrease at our international operations.
Higher operating income at our domestic operations was driven by increased guest spending and attendance, partially offset by higher costs and lower vacation club ownership sales. The increase in guest spending was primarily due to higher average ticket prices for theme park admissions and for sailings at our cruise line and increased food, beverage and merchandise spending. Higher costs reflected increased costs for MyMagic+ and the absence of an offset in the prior-year quarter from a property sale, partially offset by lower pension and postretirement medical costs. Decreased vacation club ownership sales reflected the prior-year success of The Villas at Disney’s Grand Floridian Resort & Spa, for which sales commenced at the end of the third quarter of fiscal 2013.
The decrease at our international operations was due to lower operating performance at Disneyland Paris, higher pre-opening expenses at Shanghai Disney Resort and the impact of a weaker yen on our royalties from Tokyo Disney Resort. Lower operating income at Disneyland Paris was driven by higher operating and marketing costs and lower attendance, partially offset by increased guest spending, due to higher average ticket prices, and higher real estate sales.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 18% to $1.8 billion, and segment operating income increased $146 million to $254 million. Higher operating income was driven by increases in worldwide theatrical distribution and worldwide home entertainment.
Higher worldwide theatrical distribution results were due to the success of Guardians of the Galaxy and Maleficent in the current quarter compared to Monsters University and The Lone Ranger in the prior-year quarter.
The increase in worldwide home entertainment was due to higher unit sales, lower per unit costs and higher net effective price resulting from the success of Frozen. Other significant titles included Captain America 2: The Winter Soldier in the current quarter and Iron Man 3 in the prior-year quarter.

Consumer Products
Consumer Products revenues for the quarter increased 7% to $1.1 billion, and segment operating income increased 9% to $379 million. Higher operating income was due to an increase at our Merchandise Licensing business driven by the performance of Frozen and Spider-Man merchandise partially offset by lower revenues from Monsters and Iron Man merchandise.

Interactive
Interactive revenues for the quarter decreased by $34 million to $362 million, and segment operating income increased to $18 million driven by the success of our mobile game Tsum Tsum and recognition of a minimum guarantee for a games licensing contract. These increases were partially offset by lower Disney Infinity performance due to the timing of the launch of Disney Infinity 2.0, which was launched on September 23, 2014, compared to Disney Infinity 1.0, which was launched on August 18, 2013.

OTHER QUARTERLY FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $39 million to $203 million for the quarter reflecting higher charitable contributions and incentive compensation costs.

Interest Income/(Expense), net
Interest income/(expense), net was as follows (in millions):

	Quarter Ended
	Sept. 27, 2014	Sept. 28, 2013	Change
Interest expense	$(72)	$(81)	11%
Interest and investment income	34	55	(38)%
Interest income/(expense), net	$(38)	$(26)	(46)%
The decrease in interest expense for the quarter was due to lower effective interest rates, partially offset by higher average debt balances. The decrease in interest and investment income for the quarter was due to lower gains from the sales of investments.

Income Taxes

	Quarter Ended
	Sept. 27, 2014	Sept. 28, 2013	Change
Effective income tax rate	34.0%	30.6%	(3.4)	ppt
The increase in the effective income tax rate for the quarter was driven by favorable tax benefits recognized in the prior-year quarter. The benefits included an increase in prior-year earnings from foreign operations indefinitely reinvested outside the United States that are subject to tax rates lower than the federal statutory income tax rate and the tax impact associated with the sale of our ESPN UK business.

Noncontrolling Interest

	Quarter Ended
	Sept. 27, 2014	Sept. 28, 2013	Change
Net income attributable to noncontrolling interests	$126	$149	15%
The decrease in net income attributable to noncontrolling interests for the quarter was due to an after-tax gain on the sale of our ESPN UK business, which occurred in the prior-year quarter.

Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

FULL YEAR CASH FLOW STATEMENT INFORMATION

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Sept. 27, 2014	Sept. 28, 2013	Change
Cash provided by operations	$9,780	$9,452	$328
Investments in parks, resorts and other property	(3,311)	(2,796)	(515)
Free cash flow(1)	$6,469	$6,656	$(187)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for fiscal 2014 increased 3% or $328 million to $9.8 billion compared to fiscal 2013 due to higher segment operating results, partially offset higher income tax payments and higher television programming and production spending. The increase in programming and production spending was due to new contractual payment terms for sports rights.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Sept. 27, 2014	Sept. 28, 2013
Media Networks
Cable Networks	$172	$176
Broadcasting	88	87
Total Media Networks	260	263
Parks and Resorts
Domestic	1,184	1,140
International	1,504	970
Total Parks and Resorts	2,688	2,110
Studio Entertainment	63	78
Consumer Products	43	45
Interactive	5	13
Corporate	252	287
Total investments in parks, resorts and other property	$3,311	$2,796
Capital expenditures increased from $2.8 billion to $3.3 billion due to an increase at Parks and Resorts driven by higher construction spending for the Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Year Ended
	Sept. 27, 2014	Sept. 28, 2013
Media Networks
Cable Networks	$145	$139
Broadcasting	93	99
Total Media Networks	238	238
Parks and Resorts
Domestic	1,117	1,041
International	353	327
Total Parks and Resorts	1,470	1,368
Studio Entertainment	48	54
Consumer Products	59	57
Interactive	10	20
Corporate	239	220
Total depreciation expense	$2,064	$1,957

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability:

	Quarter Ended			Year Ended
	Sept. 27, 2014	Sept. 28, 2013	Change	Sept. 27, 2014	Sept. 28, 2013	Change
Diluted EPS as reported	$0.86	$0.77	12%	$4.26	$3.38	26%
Exclude:
Restructuring and impairment charges(1)	0.03	0.03	—%	0.05	0.07	(29)%
Favorable tax adjustments related to pre-tax earnings in prior years	—	—	nm	—	(0.06)	—%
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States(2)	—	(0.02)	—%	—	(0.06)	—%
Hulu Equity Redemption charge(3)	—	—	nm	—	0.02	—%
Other income/(expense), net(4)	—	(0.01)	—%	0.01	0.03	(67)%
Diluted EPS excluding certain items affecting comparability(5)	$0.89	$0.77	16%	$4.32	$3.39	27%

(1)
Charges for the current quarter and year totaled $73 million and $140 million (pre-tax), respectively, driven by impairment of radio FCC licenses for the quarter, and severance costs for the year. Charges for the prior-year quarter and year totaled $93 million and $214 million (pre-tax), respectively, driven by severance costs.

(2)
The prior year includes a tax benefit due to an increase in prior-year earnings from foreign operations indefinitely reinvested outside the United States and subject to tax rates lower than the federal statutory income tax rate ($41 million for the quarter and $105 million for the year).

(3)	Our share of expense associated with an equity redemption at Hulu LLC ($55 million pre-tax).

(4)
Significant items in the current year include a loss from Venezuelan foreign currency translation ($143 million pre-tax and before noncontrolling interest), a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax). Significant items in the prior year include the Celador litigation charge ($321 million pre-tax) and gains on the sale of our interest in ESPN STAR Sports and various businesses ($252 million pre-tax and before noncontrolling interest, of which $23 million was recorded in the prior-year quarter).

(5)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-

operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Year Ended
	Sept. 27, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013
Segment operating income	$2,775	$2,484	$13,005	$10,724
Corporate and unallocated shared expenses	(203)	(164)	(611)	(531)
Restructuring and impairment charges	(73)	(93)	(140)	(214)
Other income/(expense), net	—	23	(31)	(69)
Interest income/(expense), net	(38)	(26)	23	(235)
Hulu Equity Redemption charge	—	—	—	(55)
Income before income taxes	2,461	2,224	12,246	9,620
Income taxes	(836)	(681)	(4,242)	(2,984)
Net income	$1,625	$1,543	$8,004	$6,636
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 6, 2014, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 13, 2014 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2013 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenues	$12,389	$11,568	$48,813	$45,041
Costs and expenses	(9,993)	(9,409)	(37,273)	(35,591)
Restructuring and impairment charges	(73)	(93)	(140)	(214)
Other income/(expense), net	—	23	(31)	(69)
Interest income/(expense), net	(38)	(26)	23	(235)
Equity in the income of investees	176	161	854	688
Income before income taxes	2,461	2,224	12,246	9,620
Income taxes	(836)	(681)	(4,242)	(2,984)
Net income	1,625	1,543	8,004	6,636
Less: Net income attributable to noncontrolling interests	(126)	(149)	(503)	(500)
Net income attributable to The Walt Disney Company (Disney)	$1,499	$1,394	$7,501	$6,136

Earnings per share attributable to Disney:
Diluted	$0.86	$0.77	$4.26	$3.38
Basic	$0.87	$0.78	$4.31	$3.42

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,734	1,805	1,759	1,813
Basic	1,716	1,786	1,740	1,792

Dividends declared per share	$—	$—	$0.86	$0.75

THE WALT DISNEY COMPANY
CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	September 27, 2014	September 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$3,421	$3,931
Receivables	7,822	6,967
Inventories	1,574	1,487
Television costs and advances	1,061	634
Deferred income taxes	497	485
Other current assets	801	605
Total current assets	15,176	14,109
Film and television costs	5,325	4,783
Investments	2,696	2,849
Parks, resorts and other property
Attractions, buildings and equipment	42,263	41,192
Accumulated depreciation	(23,722)	(22,459)
	18,541	18,733
Projects in progress	3,553	2,476
Land	1,238	1,171
	23,332	22,380
Intangible assets, net	7,434	7,370
Goodwill	27,881	27,324
Other assets	2,342	2,426
Total assets	$84,186	$81,241

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$7,595	$6,803
Current portion of borrowings	2,164	1,512
Unearned royalties and other advances	3,533	3,389
Total current liabilities	13,292	11,704

Borrowings	12,676	12,776
Deferred income taxes	4,098	4,050
Other long-term liabilities	5,942	4,561
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	34,301	33,440
Retained earnings	53,734	47,758
Accumulated other comprehensive loss	(1,968)	(1,187)
	86,067	80,011
Treasury stock, at cost, 1.1 billion shares at September 27, 2014 and 1.0 billion shares at September 28, 2013	(41,109)	(34,582)
Total Disney Shareholders' equity	44,958	45,429
Noncontrolling interests	3,220	2,721
Total equity	48,178	48,150
Total liabilities and equity	$84,186	$81,241

THE WALT DISNEY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	September 27, 2014	September 28, 2013
OPERATING ACTIVITIES
Net income	$8,004	$6,636
Depreciation and amortization	2,288	2,192
Gains on sales of investments, dispositions and acquisitions	(299)	(325)
Deferred income taxes	517	92
Equity in the income of investees	(854)	(688)
Cash distributions received from equity investees	718	694
Net change in film and television costs and advances	(964)	(49)
Equity-based compensation	408	402
Other	234	395
Changes in operating assets and liabilities:
Receivables	(480)	(374)
Inventories	(81)	51
Other assets	(151)	(30)
Accounts payable and other accrued liabilities	536	367
Income taxes	(96)	89
Cash provided by operations	9,780	9,452

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,311)	(2,796)
Sales of investments/proceeds from dispositions	395	479
Acquisitions	(402)	(2,443)
Other	(27)	84
Cash used in investing activities	(3,345)	(4,676)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	50	(2,050)
Borrowings	2,231	3,931
Reduction of borrowings	(1,648)	(1,502)
Dividends	(1,508)	(1,324)
Repurchases of common stock	(6,527)	(4,087)
Proceeds from exercise of stock options	404	587
Other	288	231
Cash used in financing activities	(6,710)	(4,214)

Impact of exchange rates on cash and cash equivalents	(235)	(18)

(Decrease)/increase in cash and cash equivalents	(510)	544
Cash and cash equivalents, beginning of year	3,931	3,387
Cash and cash equivalents, end of year	$3,421	$3,931

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601